EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as this 26th day of October by Greenlight Technologies, Inc., a California corporation (the “Company”), and Michael Gabriel, an individual resident of California (the “Executive”).

RECITALS

Concurrently with the execution and delivery of this Agreement, Leafbuyer Technology, Inc., a Nevada corporation (the “Buyer”), is purchasing from the Executive and other Shareholders, all of the issued shares of stock of the Company, pursuant to a Stock Purchase Agreement dated October 26, 2018 between the Executive and the Buyer (the “Stock Purchase Agreement”). The Buyer and the Company desire the Executive’s continued employment with the Company, and the Executive wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement”-- this Employment Agreement, as amended from time to time.

“Basic Compensation”--Salary and Benefits.

“Benefits”--as defined in Section 3.1(B).

“Board of Directors”--the board of directors of the Company; provided so long as the Company is a close corporation without a board (as applicable), wherever the term Board or Board of Directors occurs it shall mean the Buyer (or shareholders of the Company).

“Business of Employer” – as defined in Section 8.2(C).

“Company Prospect”-- as defined in Section 8.3(b).

“Confidential Information”-- any and all:

(a) trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information documented as trade secret;

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(b) proprietary and confidential information concerning the personnel, business, and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of employees, personnel, and other independent contract workers, personnel training and techniques and materials), and customers, however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

“disability”--as defined in Section 6.2.

“Effective Date”--the date stated in the first paragraph of the Agreement.

“Employment Period”--the term of the Executive’s employment under this Agreement.

“for cause”--as defined in Section 6.3.

“for good reason”--as defined in Section 6.4.

“Minimum Term”--as defined in Section 2.2.

“Non-Competition Agreement”--as defined in Section 6.3.

“person”--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items”--as defined in Section 7.2(A)(v).

“Restricted Area”--as defined in Section 8.2(A).

“Salary”--as defined in Section 3.1(A).

2. EMPLOYMENT TERMS AND DUTIES

2.1 EMPLOYMENT

The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

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2.2 TERM

Subject to the provisions of Section 6, the minimum term (the “Minimum Term”) of the Executive’s employment under this Agreement will be one (1) year, beginning on the Effective Date and ending on the first anniversary of the Effective Date. If Executive and the Company continue the Executive’s employment past the Minimum Term, then the Employment Period shall continue, and unless otherwise mutually agreed in writing, may then be terminated by either party, with or without cause, on at least thirty (30) days advance written notice delivered to the other party.

2.3 DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors or Chief Executive Officer and will initially serve as Director of Greenlight Technologies Inc. and will report to the Chief Executive Officer and the Board of Directors. The Executive will devote Executive’s business time, attention, skill, and energy to the business of the Company necessary to complete the assigned duties, will use Executive’s good faith efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company.

Specific duties will include, but not limited to the follow:

•	Setting the Company technical vision and Leading the Company’s technologic development.
•	Developing strategic plans and setting timelines for evaluation, development and development of all technical, web and mobile services.
•	Identifying opportunities for web and mobile services.
•	Collaborating with department heads, marketing, production, and operations as advisor of all technologies involved with company
•	Ensuring technology standards and best practices are met
•	Monitoring web analytics and making recommendations that align to business goals
•	Supervising quality assurance processes, integration, and system
•	Establishing software development process and set objectives for process
•	Sharing technological visions, opportunities, and risks company-wide
•	Managing outsource teams
•	Managing the relationship with Uncommon Trade, Inc. and ensuring their performance on projects; quality, timelines and costs.
•	Managing the development and sales targets outline in the Stock Purchase Agreement.

Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments, other non-conflicting business activities and community affairs that are not inconsistent with the Executive’s duties under this Agreement.

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3. COMPENSATION

3.1 BASIC COMPENSATION

(A) Salary. The Executive will be paid an annual salary of One Hundred Fifty Thousand Dollars ($150,000), subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors or Chief Executive Officer not less frequently than annually and may be adjusted upward or downward in the sole discretion of the Board of Directors or Chief Executive Officer, but in no event will the Salary be less than One Hundred Fifty Thousand Dollars ($150,000) per year.

(B) Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).

(C) Equity Compensation. The executive will receive a Stock Option agreement to purchase up to 250,000 shares of the company stock at $0.25 per common share with a two and a half year vesting period, vests 20% every 6 month.

4. FACILITIES AND EXPENSES

The Company will pay will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Company’s employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Company’s policies.

5. VACATIONS AND HOLIDAYS

The Executive will be entitled to 2 weeks paid vacation each year in accordance with the vacation policies of the Company in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Board of Directors or Chief Executive Officer, such approval not to be unreasonably withheld. In addition to Executive’s 4 weeks paid vacation, Executive will also be entitled to the paid holidays and other paid leave set forth in the Company’s policies. Vacation days and holidays during any year that are not used by the Executive during such year may not be used in any subsequent year.

6. TERMINATION

6.1 EVENTS OF TERMINATION

The Employment Period, the Executive’s Basic Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Section 6):

(a) upon the death of the Executive;

(b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

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(c) for cause (as defined in Section 6.3), immediately upon notice from the Company to the Executive, or at such later time as such notice may specify; or

(d) for good reason (as defined in Section 6.4), in accordance with the provisions of Section 6.4.

6.2 DEFINITION OF DISABILITY

For purposes of Section 6.1, the Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the Executive’s duties under this Agreement for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period, as determined in accordance with this Section 6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Company and the Executive upon the request of either party by notice to the other. If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two (2) medical doctors will select a third (3rd) medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2. Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records but only for the purpose of verifying whether Executive has a disability. To the extent that the determination as to Executive’s disability is inconclusive, Executive shall be deemed not to have a disability. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3 DEFINITION OF “FOR CAUSE”

For purposes of Section 6.1, the phrase “for cause” means: (a) the Executive’s material breach of this Agreement or the Non-Competition Agreement entered into on the date hereof between the Buyer and the Executive (the “Non-Competition Agreement”) if Executive has been given a reasonable opportunity to remedy such breach (which reasonable opportunity must be granted during the five (5) day period preceding termination of this Agreement); (b) the Executive’s failure to adhere to any material written Company policy if the Executive has been given a reasonable opportunity to cure Executive’s failure to comply (which reasonable opportunity must be granted during the Five (5) day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Company which has not been approved by the Board of Directors, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (d) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or (e) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or any other crime with respect to which imprisonment in excess of one (1) year is a possible punishment.

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6.4 DEFINITION OF “FOR GOOD REASON”

For purposes of Section 6.1, the phrase “for good reason” means: (a) the Company’s material breach of this Agreement; (b) the assignment of the Executive, without the Executive’s consent, to (i) a position lower than President of the Company (or such other title/position as the Board (or Buyer) and Executive may agree at the time if Buyer elects in its sole discretion to merge or otherwise consolidate the Company into Buyer or another company) or (ii) responsibilities or duties materially below that which an officer in that position would normally be assigned; or (c) the requirement by the Company that the Executive be based more than 25 miles from Executive’s current location in Los Angeles, CA, without the Executive’s consent. In order for the status of “for good reason” to exist, Executive must first deliver written notice to Company’s Chief Executive Officer that Executive will have a right to terminate “for good reason” unless the Company cures the condition that gives rise to the right to terminate “for good reason” (such notice from the Executive must be delivered to the Company’s CEO within ninety (90) days of the initial existence of the applicable condition set forth in the preceding sentence). If Company cures that condition within thirty (30) days after receipt of such written notice, then such prior condition shall not constitute “for good reason”. If the Company fails to cure such condition in accordance with the requirement of the preceding sentence, then “for good reason” shall be deemed to exist on the thirty-first (31st) day following delivery of such notice by the Executive.

6.5 TERMINATION PAY

Effective upon the termination of this Agreement, the Company will be obligated to pay the Executive only such compensation as is provided in this Section 6.5.

(A) Termination by Company without Cause or by Executive for Good Reason. If, during the Minimum Term, the Executive terminates this Agreement for good reason, or the Company terminates this Agreement without cause, the Company will pay the Executive the Executive’s Salary for the remainder, if any, of the calendar month in which such termination is effective and for the shorter of (i) twelve (12) consecutive calendar months thereafter, or (ii) until the end of the Minimum Term. Notwithstanding the preceding sentence, if the Executive obtains other employment prior to the end of the twelve (12) months following the month in which the termination is effective, Executive must promptly give notice thereof to the Company, and the Salary payments under this Agreement for any period after the Executive obtains other employment will be reduced by the amount of the cash compensation received, and to be received, by the Executive from the Executive’s other employment for services performed during such period.

(B) Termination by the Company for Cause. If, during the Minimum Term, the Company terminates this Agreement for cause, the Executive will be entitled to receive Executive’s Salary only through the date such termination is effective.

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(C) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive’s disability, as determined under Section 6.2, the Company will pay to the Executive the Executive’s Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) three (3) consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Company to the Executive.

(D) Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive will be entitled to receive the Executive’s Salary through the end of the calendar month in which the Executive’s death occurs.

(E) Benefits. The Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will receive, as part of Executive’s termination pay pursuant to this Section 6, payment for any vacation, holiday, sick leave, or other leave unused on the effective date of the termination of this Agreement.

7. NON-DISCLOSURE COVENANT

7.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) during the Employment Period, and as a part of Executive’s employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) the Buyer has required that the Executive make the covenants in this Section 7 as a condition to its purchase of the Company’s stock; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

7.2 CONFIDENTIAL INFORMATION

In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement, the Executive covenants as follows:

(A) Confidentiality.

(i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company, or except as otherwise expressly permitted by the terms of this Agreement.

(ii) During the Employment Period, the Executive shall use good faith efforts to protect the Confidential Information from unauthorized use or disclosure.

(iii) Any trade secrets of the Company will be entitled to all of the protections and benefits by applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret, or post a bond, or other security.

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(iv) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that (i) the Executive demonstrates is, was or became generally available to the public other than as a result of an impermissible disclosure by the Executive or (ii) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction provided that Executive provides to the Company reasonable notice prior to any such disclosure to allow sufficient time to obtain injunctive relief, a protective order, or a similar remedy, and shall reasonably cooperate with the Company in obtaining such relief, order, or remedy.

(v) The Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Executive will return to the Company all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

7.3 DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8. NON-COMPETITION AND NON-INTERFERENCE

8.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) the services to be performed by the Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company’s business is throughout the United States of America in scope; and (c) the provisions of this Section 8 are reasonable and necessary to protect the Company’s business.

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8.2 COVENANTS OF THE EXECUTIVE

(A) Restricted Area. Executive will have certain customer and management responsibilities involving and/or relating to marketing, servicing customers, customer support functions and/or exposure to marketing and/or customer information in the Restricted Area. The term “Restricted Area” means any city or county in which the Company does business during the Employment Period. If Executive, in the future, markets to or has responsibilities with respect to customers in areas outside of the Restricted Area, then the term Restricted Area is automatically expanded to include those areas.

(B) Non-Compete. Executive hereby covenants and agrees that, during the Employment Period and for a period of twelve (12) months after the employment has terminated, Executive will not, directly or indirectly, for Executive or any other persons, firms, corporations, associations or other entity, either as principal, partner, agent, employee, subcontractor, officer, director, shareholder or in any other capacity, in the Restricted Area, perform services for, conduct, operate, finance or become engaged or interested in a business that competes with the Business of Employer (as hereinafter defined). In the event of a breach by Executive of the covenant set forth in this Section 8.2 (as determined by a final and non-appealable decision of a court of competent jurisdiciton), the twelve (12) month period for this covenant will be extended by the period of the duration of the breach. Notwithstanding the foregoing, Executive shall be permitted to own, as a passive investment, up to three (3%) percent of any class of securities of any person that are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 regardless of whether such person is engaged in the Business of Employer.

(C) Business of Employer. For purposes of this Agreement, the “Business of Employer” means the business of providing a technology platform to the cannabis industry, both business to business and business to customer for the enhancement of sales, customer retention, customer growth and overall communication to the businesses customers, including without limitation to the Company’s proprietary software platform. Company provides users with access to business sales efforts through both applications and websites, and further, but without limitation, provides technology and other related services for consumers and dispensaries.

(D) Additional Terms and Conditions. It is acknowledged by the Executive that in addition to the terms and conditions of this Executive Employment Agreement, the Executive will adhere to the terms and conditions of the MSA Agreement signed with Uncommon Trade, Inc. as those terms and conditions are incorporated by reference into this Executive Employment Agreement.

8.3 CUSTOMERS, EMPLOYEES, SALES REPRESENTATIVES

Executive agrees that during the Employment Period by Company, and for a period of twelve (12) months after the employment has terminated, Executive will not, directly or indirectly, for Executive or any other persons, firms, corporations, associations or other entity, either as principal, partner, agent, employee, subcontractor, officer, director, shareholder or in any other capacity:

(a) solicit, or attempt to solicit, any of the customers or patrons now or hereafter served by Company (however, solicitations solely on behalf of Company are permitted);

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(b) solicit, or attempt to solicit, in the Restricted Area any “Company Prospect,” and for this purpose “Company Prospect” means any person or entity that Executive contacts during the Executive’s employment by Company for the purpose of securing same as a customer or patron of Company (however, solicitations solely on behalf of Company are permitted);

(c) cause, or attempt to cause, any of the customers or patrons of Company to cease being a customer or patron of Company, to reduce the level of business between the Company and a customer or patron, or in any way interfere with the relationship between any customer or patron and Company;

(d) accept business from customers or patrons now or hereafter served by Company;

(e) induce, or attempt to induce, any of the employees of Company to leave his or her employ;

(f) induce, or attempt to induce, any of the sales representatives of Company to cease contracting for Company, or to commence contracting for a competitor of Company, or another party;

(g) in any way interfere with the relationship of Company and any employee of Company; or

(h) induce any supplier, licensee or business relation of Company to cease doing business with Company, reduce its level of business with the Company, or in any way interfere with the relationship between Company and any supplier, licensee or business relation.

Executive hereby acknowledges that Company, in reliance on this Section 8.3, will be conveying and entrusting Executive with Confidential Information.

In the event of a breach by Executive of any covenant set forth in any of the above clauses of this Section 8.3 (as determined by a final and non-appealable decision of a court of competent jurisdiction), the twelve (12) month period for such covenant will be extended by the period of the duration of the breach.

8.4 NOTICE TO EMPLOYER

The Executive, during the term of this agreement will, while the covenants under Sections 8.2 or 8.3 are in effect, give notice to the Company, within ten (10) days after accepting any other employment, of the identity of the Executive’s new employer. The Buyer or the Company may notify such new employer that the Executive is bound by this Agreement and, at the Company’s election, furnish such new employer with a copy of this Agreement or relevant portions thereof.

9. GENERAL PROVISIONS

9.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable, and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach, or threatened breach, or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.

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9.2 COVENANTS OF SECTIONS 7 AND 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Buyer would not have purchased the Executive’s stock under the Stock Purchase Agreement, and the Company would not have entered into this Agreement, or employed or continued the employment of the Executive. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.

The covenants by the Executive in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise, or against the Buyer, will not excuse the Executive’s breach of any covenant in Section 7 or 8.

If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect, as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

9.3 BUSINESS OPPORTUNITIES

Executive will, during the term of his employment promptly disclose to Company any business opportunity that is reasonably related to Company’s business, or that could be a reasonable extension of, or addition to, Company’s business, that comes to Executive’s attention during Executive’s employment with Company. Executive will not take advantage of or divert any such business opportunity for the benefit of Executive, or any other party, without the prior written consent of Company. Nothing contained herein shall limit, abrogate or terminate any of the fiduciary duties owed by Executive to the Company, under applicable law.

9.4 REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Company that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

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9.5 SEVERABILITY

It is the intention of the parties hereto that the provisions of this Agreement shall be construed as severable as to section, paragraph, sentence, clause, phrase, time, area, and restricted activity and that if any section, paragraph, sentence, clause or phrase hereof be deemed too broad in scope as to time, area or restricted activity, then the section, paragraph, sentence, clause, phrase, period of time, geographical area or restricted activity shall be reduced to such scope as is reasonable and enforceable, and this Agreement shall be construed as if it had originally been drawn in such reduced form, to the end that the restraints hereby imposed may be enforced by injunction.

9.6 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.7 DELEGATION OF DUTIES PROHIBITED

The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

9.8 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is sent by United States Postal Service, Certified Mail, postage prepaid (return receipt requested); or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other parties):

If to the Company:

Kurt Rossner

6888 S Clinton St.

Greenwood Village, Co 80112

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If to the Executive:

1418 Abbot Kinney Blvd.

Venice Ca, 90291

9.9 ENTIRE AGREEMENT, AMENDMENTS

This Agreement, the Stock Purchase Agreement, and the documents executed in connection with the Stock Purchase Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

9.10 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

9.11 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.12 AGREEMENT WITH OTHERS

If Company does not attempt to enforce any covenants or obligations of other employees or other parties similar to those obligating Executive as set forth herein, that shall not operate as a waiver or estoppel of any covenants or obligations set forth herein.

9.13 SUCCESSORS AND ASSIGNS

This Agreement, including, without limitation, the provisions of Sections 1 through 9 of this Agreement, shall inure to the benefit of, and be binding on, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. Any assignee or successor of Company may, and is expressly authorized to, enforce the provisions of this Agreement.

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9.14 ATTORNEYS’ FEES AND COSTS

If any legal action, arbitration proceeding or similar proceeding is brought for the enforcement or interpretation of this Agreement or any of its provisions, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and costs, in addition to any other relief which may be granted. This shall apply, without limitation, to any appeals or remands.

9.15 COLORADO LAW, JUSRISDICTION, VENUES OF SERVICE OF PROCESS

This Agreement shall be governed by, interpreted, and enforced in accordance with Colorado law, without giving effect to the principles of conflicts of laws thereof. The parties agree that the courts of the State of Colorado and the federal courts of the United States located in the State of Colorado shall have sole and exclusive jurisdiction over any dispute, claim or controversy which may arise involving this Agreement or its subject matter. The parties waive any defense of lack of personal jurisdiction that any of them may have otherwise had to an action brought in Colorado. The parties agree that exclusive venue shall lie in courts of the State of Colorado or the applicable division of the United States District Court for that county in the State of Colorado. The parties irrevocably submit and consent to the above jurisdiction and venue and waive any and all rights to bring or maintain an action in any other jurisdiction or venue or seek any change of jurisdiction or venue. Executive agrees that service of process in any proceeding in any such court may be affected by United States Postal Service, Certified Mail, postage prepaid (return receipt requested), at the address for Executive as set forth in Section 9.8 of this Agreement.

9.16 HEADINGS

The descriptive headings of this Agreement are intended for reference only, and shall not affect the construction or interpretation of this Agreement.

9.17 WAIVER OF JURY TRIAL

EACH PARTY HEREBY COVENANTS AND AGREES THAT IN ANY LITIGATION, SUIT, ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF, OR THE RELATIONSHIP CREATED HEREBY, WHETHER GROUNDED IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A JUDGE OF A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT PARTY MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY THE OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

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9.18 CONSTRUCTION

The parties have discussed and reviewed the content of this Agreement. Both parties had the opportunity to consult counsel prior to executing this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by both Employee and Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

9.19 Section 409A

To the greatest extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (collectively, “Section 409A”), the payments to Executive under this Agreement are intended to be exempt from Section 409A, including pursuant to Treasury Regulation sections 1.409A-1(b)(4) (the “short term deferral” exemption) or 1.409A-1(b)(9) (the “separation pay” exemption), and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary:

(a) If termination of employment or this Agreement gives rise to payment of any amount pursuant to this Agreement, then such termination of employment or this Agreement (as applicable) must constitute a “separation from service” (within the meaning of Section 409A).

(b) To the extent any amounts or benefits payable pursuant to this Agreement constitute “deferred compensation” (within the meaning of Section 409A) and are not exempt from the applicability of Section 409A, then the following shall be applicable under this Agreement:

(i) If any amount paid pursuant to this Agreement is deferred compensation within the meaning of Section 409A, payable as a result of a termination of the Executive’s employment or this Agreement, and as of the date of termination of employment or this Agreement giving rise to payment of such amount the Executive is a Specified Employee, amount(s) that would otherwise be payable during the six-month period immediately following such date of termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following the Executive’s “separation from service” (within the meaning of Section 409A) (the “Delayed Payment Date”). As used in this Agreement, the term “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of Company. The Executive shall be treated as a key employee if the Executive meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code at any time during the twelve (12) month period ending on an “identification date.” For purposes of any “Specified Employee” determination hereunder, the “identification date” shall mean the last day of each calendar year.

(ii) Neither Company nor the Executive or any other person or entity, acting alone or jointly, may exercise any discretion, through an amendment of this Agreement or otherwise, with respect to any payment under this Agreement which is not exempt from the requirements of Section 409A, regarding acceleration or other action or omission in respect of any such non-exempt payment, in a manner which would give rise to taxation under Section 409A.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

Greenlight Technologies, Inc., a California corporation

______________________________________
Print Name: _____________________________
Its: ___________________________________

______________________________________
_____________, Individually

Leafbuyer Technologies, Inc., a Nevada corporation

______________________________________
Print Name: _____________________________
Its: ____________________________________

_______________________________________
_____________, Chief Executive Officer

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